The significant subsidiaries of the Company are as follows:

                                State or Other
                                 Jurisdiction         Percentage of
                               of Incorporation      Voting Securities
                               or Organization             Owned

Boise Southern Company             Louisiana               100.00

Boise Cascade Office Products
  Corporation                      Delaware                 81.47

Oxford Paper Company               Delaware                100.00